For the annual period ended September 30, 2005.
File number 811-03084
Jennison Small Company Fund, Inc.


SUB-ITEM 77D
JennisonDryden Mutual Funds
Strategic Partners Mutual Funds


Supplement dated January 3, 2005

The section of the Prospectus entitled "How to Buy, Sell and Exchange Shares of the Fund - Payments to Third Parties" is hereby deleted and replaced with the new section set forth below. For Strategic Partners Mutual Funds, Inc. only, the new section set forth below is hereby added:

Payments to Financial Services Firms

The Manager, Distributor or their affiliates have entered into revenue sharing or other similar arrangements with financial services firms, including affiliates of the Manager. These revenue sharing arrangements are intended to promote the sale of Fund shares or to compensate the financial services firms for marketing or marketing support activities in connection with the sale of Fund shares. Revenue sharing payments may be used by financial services firms in a variety of ways, including defraying costs incurred by the firms to educate their registered representatives about the Fund, as well as defraying costs incurred by the firms in providing or facilitating shareholder recordkeeping as well as the servicing or maintenance of shareholder accounts.

In exchange for revenue sharing payments, the Fund may receive placement on a financial service firm's preferred or recommended product list. Financial services firms and registered representatives participating in a revenue sharing program may receive greater compensation for selling shares of the Fund than for selling other mutual funds, and your individual registered representative may receive some or all of the revenue sharing amounts paid to the firm that employs him or her. Revenue sharing payments may provide an incentive for financial services firms and their registered representatives to recommend or sell shares of the Fund to you and in doing so may create conflicts of interest between the firms' financial interests and their duties to customers. In exchange for revenue sharing payments, the Fund also may receive preferred access to registered representatives of a financial services firm (for example the ability to make presentations in branch offices or at conferences) or preferred access to customers of the financial services firm (for example the ability to advertise to the firm's customers).

Payments under revenue sharing arrangements are made out the Manager's or Distributor's own resources and without additional direct cost to the Fund or its shareholders. Revenue sharing payments may be in addition to the sales charges (including Rule 12b-1 fees) or other amounts paid by the Funds, which are also used to compensate financial services firms and their registered representatives for marketing and distribution of the Funds.

Revenue sharing payments are usually calculated based on a percentage of Fund sales and/or Fund assets attributable to a particular financial services firm. Revenue sharing payments may also be based on other criteria or factors, such as a percentage of a registered representative's charges applicable to the sale of Fund shares, a networking fee based on the number of accounts at the firm holding shares of the Fund, a periodic flat fee for set-up and maintenance of the Fund on the computer systems of a financial services firm, or a flat fee for marketing services, such as access to registered representatives. Specific payment formulas are negotiated based on a number of factors including, but not limited to, reputation in the industry, ability to attract and retain assets, target markets, customer relationships and scope and quality of services provided. The amount of revenue sharing also may vary based on the class of shares purchased.

No one factor is determinative of the type or amount of additional compensation to be provided. Please contact your financial service provider for details about any revenue sharing payments it may receive.

Listed below are the names of the Funds and the dates of the Prospectuses to which this Supplement relates:


Fund Name                                       Prospectus Date
Strategic Partners Style Specific Funds         November 22, 2004
Strategic Partners Asset Allocation Funds       October 1, 2004
Strategic Partners Opportunity Funds            June 30, 2004
Strategic Partners Mutual Funds, Inc.           March 1, 2004
Strategic Partners Equity Fund, Inc.            February 25, 2004
Strategic Partners Real Estate Securities Fund February 28, 2004 Dryden California Municipal Fund
-California Income Series                       October 31, 2004
-California Series                              October 31, 2004
Dryden Global Total Return Fund, Inc.           March 1, 2004
Dryden Government Securities Trust
-Money Market Series                            February 19, 2004
Dryden High Yield Fund, Inc.                    February 27, 2004
Dryden Stock Index Fund                         November 29, 2004
The Prudential Investment Portfolios, Inc.
-Dryden Active Allocation Fund                  November 23, 2004
-Jennison Growth Fund                           November 23, 2004
-Jennison Equity Opportunity Fund               November 23, 2004
-JennisonDryden Asset Allocation Funds          November 23, 2004
Dryden Municipal Bond Fund
-High Income Series
-Insured Series                                 June 29, 2004
Dryden Municipal Series Fund
-Florida Series                                 October 31, 2004
-New Jersey Series                              October 31, 2004
-New York Series                                October 31, 2004
-Pennsylvania Series                            October 31, 2004
Dryden National Municipals Fund, Inc.           February 27, 2004
Jennison Natural Resources Fund, Inc.           July 28, 2004
Jennison Sector Funds, Inc.
-Jennison Financial Services Fund               February 2, 2004
-Jennison Health Sciences Fund                  February 2, 2004
-Jennison Technology Fund                       February 2, 2004
-Jennison Utility Fund                          February 2, 2004
Dryden Short-Term Corporate Bond Fund           April 30, 2004
Dryden Ultra Short Bond Fund                    April 30, 2004
Jennison Small Company Fund, Inc.               November 30, 2004
Dryden Small-Cap Core Equity Fund, Inc.         January 30, 2004
Dryden Large-Cap Core Equity Fund               January 30, 2004
Dryden Total Return Bond Fund, Inc.             February 27, 2004
Jennison 20/20 Focus Fund                       May 28, 2004
Jennison U.S. Emerging Growth Fund, Inc.        February 2, 2004
Jennison Value Fund                             January 30, 2004
Jennison Global Growth Fund                     January 29, 2004
Dryden International Equity Fund                January 29, 2004
Strategic Partners International Value Fund     January 29, 2004
Nicholas-Applegate Growth Equity Fund           February 27, 2004
Cash Accumulation Trust
- Liquid Assets Fund                            November 24, 2004
- National Money Market Fund                    November 24, 2004
MoneyMart Assets, Inc.                          February 27, 2004
Special Money Market Fund, Inc.                 September 1, 2004
Dryden Tax-Free Money Fund                      March 29, 2004
Dryden Government Income Fund, Inc.             April 30, 2004






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